Exhibit 99.1

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FOURTH QUARTER 2016 FINANCIAL RESULTS

– Updated Data from Phase 1 Study of IPI-549 to Be Presented at AACR –

– Patient Enrollment in Combination Dose-Escalation Portion of IPI-549 Phase 1 Study Ongoing –

– Phase 1 Expansion Cohorts Expected to Initiate in the Second Half of 2017 –

Cambridge, Mass. – March 14, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its full-year 2016 financial results and provided an update on the company, including its progress with IPI-549, a potentially first-in-class immuno-oncology product candidate that selectively inhibits PI3K-gamma. Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a Phase 1 study in patients with advanced solid tumors, and updated data from the study will be presented in April at the American Association for Cancer Research (AACR) Annual Meeting 2017 in Washington, D.C. IPI-549 is believed to be the only selective PI3K-gamma inhibitor in clinical development.

Infinity anticipates completing the monotherapy dose-escalation phase of the study in the first half of 2017 and initiating a monotherapy expansion cohort in the second half of the year. The company also expects to complete the dose-escalation phase evaluating IPI-549 in combination with Opdivo in the second half of 2017, and subsequently initiate multiple combination expansion cohorts. The combination expansion cohorts will include patients with non-small cell lung cancer (NSCLC), melanoma, and squamous cell carcinoma of the head and neck (SCCHN) whose tumors show initial resistance or subsequently develop resistance to immune checkpoint therapy. There is a great need for additional treatment options for the growing number of patients living with these cancers, which account for more than 17 percent of all new cancer cases in the U.S.1,2

“We are very pleased with the progress we have made in our Phase 1 clinical study of IPI-549. Both the monotherapy and combination dose-escalation phases of the study have been rapidly enrolling, and we are on track to initiate multiple expansion cohorts in the second half of the year,” stated Adelene Perkins, Infinity’s chair and chief executive officer. “While new immunotherapies, such as checkpoint inhibitors, are showing great promise in the treatment of various cancers, additional treatment options are needed for patients who relapse or do not respond to currently available therapies. Our preclinical data recently published in Nature demonstrate that IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to help overcome resistance to checkpoint inhibition, providing a compelling rationale for our ongoing clinical study.”

Recent developments include the following:

IPI-549

•	Updated Phase 1 data to be presented at AACR: In March, Infinity announced that updated data from the ongoing Phase 1 study of IPI-549 will be presented at the AACR Annual Meeting 2017 in Washington, D.C. during two sessions. Jeffery Kutok, M.D., Ph.D., Infinity’s chief scientific officer, will review the IPI-549 program during an educational session. The presentation, “Reprogramming Tumor-Associated Macrophages by Targeting PI3K-gamma Through a Small Molecule Approach,” will take place during an educational session on Saturday, April 1, 2017, from 3:15 – 3:45 p.m. ET.

Additionally, a poster presentation, “IPI-549-01 - A Phase 1/1b, First-in-Human Study of IPI-549, a PI3K-Gamma Inhibitor, as Monotherapy and in Combination with Nivolumab in Patients with Advanced Solid Tumors” (Abstract CT089), will take place during a clinical trial poster session on Tuesday, April 4, 2017, from 8:00 a.m. – 12:00 p.m. ET. Jedd Wolchok, M.D., Ph.D., Chief of the Melanoma and Immunotherapeutics Service at Memorial Sloan Kettering Cancer Center (MSK), as well as Associate Director of the Ludwig Center for Cancer Immunotherapy and Director of the Parker Institute for Cancer Immunotherapy, both at MSK, is the lead author for the poster. He also serves as the lead investigator for the Phase 1 clinical study of IPI-549.

•	IPI-549 featured at TAT 2017: In March, data from 12 patients enrolled in the monotherapy dose-escalation portion of the Phase 1 study of IPI-549 were presented at the 15th International Congress on Targeted Anticancer Therapies (TAT 2017). The presentation, “A Phase 1/1b, First-in-Human Study of IPI-549, a PI3K-Gamma Inhibitor and Myeloid Targeting Agent, as Monotherapy and in Combination with Nivolumab in Patients with Advanced Solid Tumors,” was given by Anthony Tolcher, M.D., FRCP(C), clinical director at South Texas Accelerated Research Therapeutics and an investigator for the Phase 1 study. Due to AACR embargo policies, the data presented at TAT will be made available during the AACR Annual Meeting 2017. IPI-549 was also discussed during the TAT 2017 Honorary Award Invited Lecture, “Immunologic Checkpoint Blockade: Exploring Combinations and Mechanisms,” which was given by Dr. Wolchok.

•	Preclinical and Phase 1 clinical data on IPI-549 presented at PI3K Keystone Symposia Conference: In January, during a plenary session at the Keystone Symposia Conference, “PI3K Pathways in Immunology, Growth Disorders and Cancer,” Infinity presented preclinical data for IPI-549 which demonstrated that IPI-549 is able to help overcome resistance to checkpoint inhibition by reprograming macrophages from a pro-tumor to an anti-tumor phenotype. Initial Phase 1 monotherapy data from nine patients with advanced solid tumors were also summarized and showed that the safety, pharmacokinetics and pharmacodynamics of IPI-549 monotherapy treatment appeared favorable.

Corporate

•	Jeffery Kutok, M.D., Ph.D., promoted to chief scientific officer: In February, Infinity announced the promotion of Dr. Kutok to the role of chief scientific officer. In this role, he will be responsible for overseeing biology and translational science efforts, including preclinical collaborations, to support the ongoing development of IPI-549. Dr. Kutok joined Infinity in 2010 and was promoted to vice president, biology and translational science in 2013.

•	Additonal organizational changes: In January, Infinity announced the promotion of Lawrence Bloch, M.D., J.D., to president. In his new role, Dr. Bloch retained responsibility for the finance, business development, corporate communications and investor relations functions at Infinity and assumed responsibility for pharmaceutical development as well as facilities operations. Also in January, the company promoted Claudio Dansky Ullmann, M.D., to senior vice president, clinical development; Joseph Pearlberg, M.D., Ph.D., to vice president, clinical development; and Melissa Hackel to vice president, finance. Additionally, Infinity announced the retirement of Julian Adams, Ph.D., who had led the company’s research and development (R&D) teams since joining Infinity in 2003.

2017 Program Goals for IPI-549

In January 2017, Infinity outlined its anticipated program milestones for the year:

•	Present preclinical and clinical data from Phase 1 study at the PI3K Keystone Symposia Conference in January 2017

•	Report Phase 1 data from the monotherapy dose-escalation phase as well as the IPI-549 in combination with Opdivo dose-escalation phase in 2017

•	Complete the dose-escalation phase evaluating IPI-549 monotherapy in the first half of 2017

•	Begin enrolling patients with advanced solid tumors in the monotherapy expansion cohort during the second half of 2017

•	Complete the dose-escalation phase evaluating IPI-549 in combination with Opdivo in the second half of 2017

•	Begin enrolling patients with NSCLC, melanoma and SCCHN in expansion cohorts evaluating IPI-549 in combination with Opdivo in the second half of 2017

Full-Year 2016 Financial Results

•	At December 31, 2016, Infinity had total cash, cash equivalents and available-for-sale securities of $92.1 million, compared to $245.2 million at December 31, 2015.

•	Revenue during 2016 was $18.7 million related to Infinity’s previous collaboration agreement with AbbVie Inc. Revenue during 2015 was $109.1 million, all of which related to the AbbVie collaboration.

•	R&D expense for the full-year 2016 was $119.6 million, compared to $199.1 million for 2015. The decrease in R&D expense in 2016 compared to 2015 was primarily related to a 2015 option exercise payment to Takeda Pharmaceutical Company Limited and a reduction in clinical development expenses for duvelisib in 2016.

•	General and administrative expense was $42.2 million for the full-year 2016 compared to $37.1 million for 2015. The increase in general and administrative expense in 2016 compared to 2015 was primarily due to restructuring activities.

•	In 2016, Infinity recorded a non-recurring gain on AbbVie’s opt-out of the duvelisib collaboration of $112.2 million. This non-recurring gain represents the remaining deferred revenue of $112.2 million as of June 24, 2016, from the previous collaboration with AbbVie for duvelisib. The AbbVie opt-out is irrevocable, and Infinity has no obligation to continue to provide AbbVie any services. Infinity did not record any gains during 2015.

•	Net loss for the full-year 2016 was $30.1 million, or a basic and diluted loss per common share of $0.61, compared to a net loss of $128.4 million, or a basic and diluted loss per common share of $2.62 for the full-year 2015.

Cash and Investments Outlook

Infinity’s 2017 financial outlook remains as follows:

•	Net loss: Infinity expects net loss for 2017 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2017 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $40 million to $50 million.

Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities at December 31, 2016, will be adequate to satisfy the company’s capital needs into the first quarter of 2019. The company’s financial outlook excludes additional funding or business development activities.

Conference Call Information

Infinity will host a conference call today, March 14, 2017, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 64141040. An archived version of the webcast will be available on Infinity’s website for 30 days.

About the IPI-549 and the Ongoing Phase 1 Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to overcome resistance to checkpoint inhibition.3,4 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in patients with advanced solid tumors.5 The study includes monotherapy and combination dose-escalation phases, in addition to a monotherapy expansion cohort and combination expansion cohorts. The expansion cohorts evaluating IPI-549 plus Opdivo will include patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN). Patients enrolled in these combination expansion cohorts represent a difficult-to-treat population, as they must have demonstrated initial resistance or subsequently develop resistance to a PD-1 or PD-L1 therapy immediately prior to enrolling in the study. Overall, the study is expected to enroll approximately 175 patients.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; plans to report clinical data of IPI-549; 2017 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases or that Infinity will receive any of the benefits of its agreement with Verastem, Inc. including the receipt of milestone and royalty payments. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or the potential sale of duvelisib or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 14, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Cash, cash equivalents and available-for-sale securities	$92,064	$245,231
Other current assets	9,596	9,466
Property and equipment, net	23,424	28,240
Other long-term assets	571	5,884

Total assets	$125,655	$288,821

Current liabilities	$23,863	$70,056
Deferred revenue, less current portion	—	95,531
Financing obligation, less current portion	19,149	19,591
Other long-term liabilities	189	5,086
Total stockholders’ equity	82,454	98,557

Total liabilities and stockholders’ equity	$125,655	$288,821

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Collaboration revenue	$—	$9,080	$18,723	$109,066
Operating expenses:
Research and development	14,662	38,890	119,611	199,109
General and administrative	8,571	9,351	42,219	37,065

Total operating expenses	23,233	48,241	161,830	236,174
Gain on AbbVie Opt-Out	—	—	112,216	—

Loss from operations	(23,233)	(39,161)	(30,891)	(127,108)
Other income (expense):
Interest expense	(304)	(311)	(1,225)	(1,368)
Investment and other income	607	137	2,015	435

Total other income (expense)	303	(174)	790	(933)

Loss before income taxes	(22,930)	(39,335)	(30,101)	(128,041)
Income taxes	—	145	—	(335)

Net loss	$(22,930)	$(39,190)	$(30,101)	$(128,376)

Basic and diluted loss per common share	$(0.46)	$(0.80)	$(0.61)	$(2.62)

Basic and diluted weighted average number of common shares outstanding	50,099,153	49,227,905	49,608,234	49,083,479

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

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[1]	American Cancer Society, Cancer Facts and Statistics 2016, http://www.cancer.org/research/cancerfactsstatistics/cancerfactsfigures2016/index and http://www.cancer.org/cancer/skincancer-melanoma/detailedguide/melanoma-skin-cancer-key-statistics, Last Accessed March 2, 2017.
[2]	Conquer Cancer Foundation, Head and Neck Cancer Statistics, http://www.cancer.net/cancer-types/head-and-neck-cancer/statistics, Last Accessed March 2, 2017.
[3]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[4]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[5]	www.clinicaltrials.gov, NCT02637531.